[LOGO OF COMCAST(R)]                                               PRESS RELEASE
--------------------------------------------------------------------------------

INVESTOR CONTACTS:                       PRESS CONTACTS:
Marlene S. Dooner     (215) 981-7392     D'Arcy Rudnay      (215) 981-8582
Leslie A. Arena       (215) 981-8511     Tim Fitzpatrick    (215) 981-8515
Daniel J. Goodwin     (215) 981-7518

            COMCAST REPORTS FOURTH QUARTER AND YEAR END 2005 RESULTS

                        Cable Revenue Increased 9.5% and
                Cable Operating Cash Flow Increased 13.2% in 2005

                     Strong Growth in New Products Continues
             Added 2.6 Million New Revenue Generating Units in 2005

      Consolidated Operating Income in 2005 Increased 26.9% to $3.7 Billion

               Comcast Provides Strong Outlook for Growth in 2006

                                       ***

  Repurchased $901 Million or 34 Million Comcast Shares in Fourth Quarter 2005
                $2.5 Billion Investment in Company Stock in 2005

               Board of Directors Authorizes Additional $5 Billion
                          for Stock Repurchase Program

Philadelphia, PA - February 2, 2006...Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter and year ended December 31, 2005. Comcast will discuss its 2005 results and 2006 outlook on a conference call and webcast today at 8:30 AM Eastern Time. A live broadcast of the conference call will be available at our investor relations website at www.cmcsa.com and www.cmcsk.com.

Brian L. Roberts, Chairman and CEO of Comcast Corporation said, "Our operational and financial achievements in 2005, which included delivering near double-digit revenue and double-digit Operating Cash Flow growth, were driven by terrific consumer demand for our new products and significant growth in our high-speed and digital businesses. These results reinforce the value of the investments we have already made in content and technology and demonstrate that our strategy of offering our customers innovative, differentiated products is working. Importantly, as our financial outlook suggests, we expect many of the positive trends we reported in 2005 to continue in 2006. Additionally, our Board of Directors has once again demonstrated its confidence in our underlying business and its commitment to shareholder value by authorizing an additional $5 billion to our repurchase program, giving us $5.2 billion of repurchase capacity.

"We have also made great strides in building the foundation that will significantly accelerate our Comcast Digital Voice business in 2006. This in turn will allow us to fully market a bundled offering of voice, video and high-speed Internet products. In 2006 we expect to add at least 3.5 million new revenue generating units, a 35% increase over 2005, including 1 million new Comcast Digital Voice customers.

"Our customers are using our products more frequently than ever and in ways that were unimaginable a short time ago. In 2005, Comcast digital customers watched
1.4 billion programs on demand - reaching a viewing rate of up to 30 programs in December. Comcast ON DEMAND continues to lead the dramatic changes in how consumers watch television.

"We continue to drive product innovation and differentiation in every area of our business. On the programming side, we remain focused on creating value by building and investing in our own networks, by establishing unique partnerships with great brands like the NHL, the PGA TOUR and CBS, as well as investing in new networks like PBS Kids Sprout.

"As we continue to invest in our business for future growth, we are also continuing to invest in our stock. In the last two years, we have invested $5 billion in our stock and related securities resulting in 174 million or 7.5% fewer shares outstanding.

"We are integrating entertainment and communication services and delivering a unique experience to Comcast customers. We have a superior platform in place today that reaches more than 41 million homes. Our goal is to continue to expand our competitive advantage while continuing to build value for our customers and shareholders."

Cable Segment Results
Cable results are presented on a pro forma basis. Pro forma cable results adjust only for certain acquisitions and dispositions and are presented as if the acquisitions and dispositions were effective on January 1, 2004. Please refer to Table 7-A for a reconciliation of pro forma data.

For the year ended December 31, 2005, Comcast Cable reported revenue of $21.2 billion, a 9.5% increase from the same period in 2004. Video revenue increased 5.7% during the year, driven by higher monthly revenue per basic subscriber and a 1.1 million or 13.1% increase in the number of digital customers, the highest rate of digital subscriber additions in 3 years. Comcast Cable ended the year with 9.8 million digital cable subscribers and digital cable penetration reached 45.6% of basic subscribers. Basic subscribers declined 0.5% to 21.4 million at December 31, 2005.

Growth in video revenue and digital cable subscribers reflects increasing consumer demand for new digital features, including Comcast ON DEMAND, high-definition television (HDTV) programming and digital video recorders
(DVRs). During 2005, Comcast Digital customers watched 1.4 billion programs on demand; reaching 30 programs a month in December with an average viewing time of almost 30 minutes. Pay-per-view revenues increased 16.4% from 2004 driven by movie and event purchases through the Comcast ON DEMAND service, representing the second consecutive year of pay-per-view revenue growth of more than 15%. During the year, Comcast Cable deployed 1.5 million advanced set-top boxes with DVR and/or HDTV programming capability. At December 31, 2005, 25.2% of digital customers have one or more advanced set-top boxes compared to 13.1% at the end of 2004.

Comcast High-Speed Internet service revenues increased 27.6% to $4.0 billion in 2005, reflecting a 1.5 million or 21.8% increase in subscribers with stable average monthly revenue per subscriber of $42.82. Comcast Cable ended 2005 with more than 8.5 million high-speed Internet subscribers or 20.7% of available homes. Strong subscriber growth and average monthly revenue per subscriber reflect the success of Comcast's strategy of differentiation, providing more features to our subscribers. In 2005, Comcast high-speed Internet increased the speed of its two service tiers to 6 and 8 megabits per second, added new features like Internet security and increased the amount of video streaming through the Comcast.net portal, including exclusive streaming of National Hockey League games.

Comcast Cable added 202,000 Comcast Digital Voice (CDV) customers in 2005, reflecting the rollout of CDV to 25 new markets including Boston, Chicago, Seattle and Atlanta. At year-end 2005,

CDV was being marketed to 16 million homes in our footprint. As expected, CDV customer additions were offset by a decline in the number of Comcast's circuit-switched telephone customers as Comcast transitions to Comcast Digital Voice. As a result, Comcast Cable reported 98,000 net new phone customers in 2005 compared to a loss of 43,000 in 2004. Cable phone revenue remained relatively unchanged from the prior year at $687 million which includes the increase in revenue associated with the addition of CDV customers during the year offset by the loss of circuit-switched customers and a 4.0% decline in average monthly revenue per subscriber to $45.02. The decline in average monthly revenue per subscriber was due in part to the all distance service and other features that are included in the flat rate pricing of CDV.

During 2005, Comcast Cable added a total of 2.6 million new revenue generating units. Revenue generating units (RGU) include the sum of analog and digital cable subscribers, high-speed Internet subscribers and phone customers. As of December 31, 2005, Comcast reported 41 million revenue generating units, a 6.9% increase from 2004. In addition, Comcast had more than 2.7 million advanced set-top boxes with DVR and/or HDTV programming capability in digital customers' homes, driving growth in video revenue per subscriber.

Advertising revenue increased 5.5% to $1.4 billion in 2005 when compared to 2004, reflecting growth of 4.9% in local advertising and growth of 9.7% in regional/national advertising. The growth in advertising revenue during the year was partially offset by an anticipated decline in political advertising when compared to the 2004 election year.

Cable Operating Cash Flow (as defined in Table 7) grew 13.2% to $8.5 billion in 2005. Operating Cash Flow margin increased to 40.0% in 2005 from 38.7% in 2004 reflecting strong revenue growth and our continuing success in controlling the growth of certain operating costs including programming expense, which increased 5.4% to $4.4 billion. A number of major hurricanes impacted Comcast systems serving the southeastern U.S. in the third and fourth quarters of 2005 and 2004. Operating Cash Flow has been reduced by $60 million and $20 million related to these hurricanes in 2005 and 2004, respectively. Excluding the hurricane-related impact, Operating Cash Flow grew 13.7% in 2005.

Cable capital expenditures in 2005 remained relatively unchanged at $3.6 billion when compared to one year ago. Expenditures for 2005 reflect increased purchases of digital set-top boxes to meet strong demand for HDTV and DVR digital services, costs associated with readiness and deployment of CDV and the impact of hurricane related reconstruction costs, offset by declines in plant upgrade spending. The hurricane-related costs included in capital expenditures for 2005 were $25 million. Upgrade capital in 2005 declined $637 million or 70.7% to $265 million. In 2005, 76.1% of cable capital expenditures were variable and directly associated with new product deployment and consumer demand for our products, as compared to 58.1% in 2004.

Fourth Quarter 2005
For the quarter ended December 31, 2005, Comcast Cable reported revenue of $5.4 billion, representing an 8.4% increase from the fourth quarter of 2004. Video revenue increased 5.7% during the period, driven by higher monthly revenue per basic subscriber and a 13.1% increase in the number of digital customers. Comcast Cable added 342,000 digital cable subscribers and 40,000 basic cable subscribers during the fourth quarter of 2005. Basic subscriber additions were net of an estimated loss of 20,000 subscribers due to the hurricanes.

Comcast Cable added 378,000 High-Speed Internet subscribers during the fourth quarter of 2005. Revenues for this service increased 23.9% from the prior year to $1.1 billion, reflecting strong year-over-year subscriber growth and stable average monthly revenue per subscriber. Cable phone revenue, in the fourth quarter of 2005, remained relatively unchanged from the prior year at $173 million which includes the increase in revenue associated with the addition of 134,000

CDV customers during the quarter offset by the loss of 55,000 circuit-switched customers which, as described above, generate higher monthly revenue per customer. Comcast Cable added 79,000 phone subscribers in the fourth quarter of 2005 compared to 10,000 subscribers in the fourth quarter of 2004.

Operating Cash Flow grew 10.1% during the fourth quarter of 2005 to $2.2 billion when compared to the same period of 2004, reflecting strong revenue growth and the Company's success in controlling the growth of operating costs. Excluding the hurricane impacts of $48 million and $9 million in the fourth quarters of 2005 and 2004, respectively, Operating Cash Flow growth was 11.9%. Operating Cash Flow margin for the fourth quarter of 2005 increased to 40.2% from 39.6% when compared to the same quarter last year. Comcast Cable capital expenditures were $849 million for the fourth quarter of 2005 compared to $1.0 billion last year. The decline in capital expenditures was due primarily to a $119 million or 72.5% decline in plant upgrade spending in the fourth quarter of 2005.

Content Segment Results
Comcast's Content segment consists of our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, OLN, G4 and AZN Television.

The Content segment reported 2005 revenue of $919 million, a 16.7% increase from 2004 reflecting increases in network ratings and advertising revenue for all the networks. Operating Cash Flow increased 7.0% to $283 million in 2005, primarily reflecting programming and production expenses related to OLN's coverage of the National Hockey League (NHL) beginning in the fourth quarter of 2005. Excluding the impact of OLN coverage of the NHL, Content Segment Operating Cash Flow increased 15.3%.

For the quarter ended December 31, 2005, Comcast's Content segment reported revenue of $235 million, a 14.2% increase, compared to the prior year and Operating Cash Flow of $35 million, a decline of 37.9% from the same period last year. Results include the fourth quarter impact of the items described above.

Corporate and Other
Corporate and Other includes Comcast-Spectacor, corporate overhead and other operations and eliminations between Comcast's businesses. In 2005, Comcast reported Corporate and Other revenue of $178 million and an Operating Cash Flow loss of $248 million, as compared to revenue of $204 million and an Operating Cash Flow loss of $205 million in 2004.

For the quarter ended December 31, 2005, Corporate and Other revenue increased to $73 million from the $43 million reported in 2004. The Operating Cash Flow loss for the fourth quarter of 2005 was $52 million compared to $45 million in 2004. Results for the fourth quarter of 2005 were impacted by the resumption of National Hockey League games, offset by transaction and other corporate expenses.

Consolidated Results
Comcast delivered solid consolidated results as compared to guidance in 2005:

                                      GUIDANCE               RESULTS
                                      --------               -------
Revenue growth                   Approximately 10%            9.6%
Operating Cash Flow growth        Approximately 13%           12.8%
Cable RGU additions             At least 2.5 million       2.6 million
Capital expenditures         Approximately $3.5 billion   $3.6 billion
Free Cash Flow growth             Approximately 30%           32.5%

For 2005, the Company reported consolidated revenues of $22.3 billion, a 9.6% increase from the $20.3 billion reported in 2004. Consolidated Operating Cash Flow increased to $8.5 billion or 12.8%, in 2005, from the $7.5 billion reported in the prior year. Consolidated operating income increased 26.9% to $3.7 billion, in 2005, compared to consolidated operating income of $2.9 billion in 2004. Excluding the hurricane-related impact on our Cable division, as described above, consolidated Operating Cash Flow grew 13.2% in 2005.

The Company reported net income of $928 million or $0.42 per share, in 2005, compared to net income of $970 million or $0.43 per share in 2004. The decrease in net income of $42 million was due primarily to growth in consolidated operating income of $782 million driven by strong growth in Cable Operating Cash Flow, as described above, offset by declines in investment income and other income of $833 million. On a combined basis, investment and other income declined to $33 million in 2005 from $866 million in 2004. This decline is due primarily to the net effects of changes in the fair value of the Company's 2.0% Exchangeable Subordinated Debentures (ZONES) and the underlying Sprint Nextel common stock as well as litigation settlements in the first quarter of 2005 and the fourth quarter of 2004. Excluding the items described above, and reconciled in Table 7-B, Adjusted Net Income for 2005 would be $908 million or $0.41 per share compared to $450 million or $0.20 per share in 2004.

Free Cash Flow (described further on Table 4) increased 32.5% to $2.6 billion in 2005 compared to $1.9 billion reported in 2004, due primarily to increases in consolidated Operating Cash Flow offset in part by a $448 million increase in cash paid for income taxes.

For the quarter ended December 31, 2005, consolidated revenue increased 9.2% to $5.7 billion from the $5.2 billion reported in the same period of 2004. Consolidated Operating Cash Flow for the fourth quarter of 2005 was $2.2 billion, an increase of 8.5% when compared to $2.0 billion in 2004. Consolidated operating income increased 25.6% to $893 million in the fourth quarter of 2005 compared to consolidated operating income of $711 million during 2004. Excluding the hurricane-related impact on our Cable division, as described above, consolidated Operating Cash Flow grew 10.3% in the fourth quarter of 2005.

For the quarter ended December 31, 2005, the Company reported net income of $133 million or $0.06 per share compared to net income of $423 million or $0.19 per share in 2004, a decline of $290 million. Net income reflects growth in consolidated operating income of $182 million driven by strong growth in Cable division Operating Cash Flow, as described above, offset by declines in investment and other income and an increase in the effective tax rate. On a combined basis, investment and other income for the fourth quarter of 2005 declined to $58 million from $553 million in the same quarter of 2004. The $495 million decline was driven by a lower level of unrealized gains in our investment portfolio in the fourth quarter of 2005 and the positive impact of the settlement of certain litigation included in the fourth quarter of 2004.. Excluding the items described above, and reconciled in Table 7-B, Adjusted Net Income for the fourth quarter of 2005 would be $186 million or $0.09 per share when compared to $91 million or $0.04 per share in the fourth quarter of 2004.

Free Cash Flow was $699 million during the fourth quarter of 2005, a 39.9% increase when compared to the same period of the prior year due primarily to the increase in consolidated Operating Cash Flow and lower capital expenditures offset in part by an increase in cash paid for income taxes.

Share Repurchase Program
Comcast repurchased $901 million of its Class A Special Common Stock, or 34 million shares during the fourth quarter of 2005.

In 2005, the Company repurchased $2.3 billion, or 79 million shares, of its common stock under its stock repurchase program. Including the $253 million paid in cash to redeem debt exchangeable into 8.4 million shares of Comcast common stock, Comcast invested $2.5 billion in its common stock and related securities during the year.

Comcast's Board of Directors has authorized a $5 billion addition to the existing stock repurchase program. As a result, availability under the Company's stock repurchase program is $5.2 billion. Comcast expects such repurchases to occur from time to time in the open market or in private transactions, subject to market conditions.

Since the inception of the repurchase program in December 2003, the Company has invested $5 billion in its common stock and related securities. These investments include repurchasing $3.6 billion or 127 million shares of its common stock and paying $1.4 billion to redeem several debt issues exchangeable into 47 million shares of Comcast common stock.

2006 Financial Outlook

For 2006, excluding pending transactions with Adelphia, Time Warner and Susquehanna Communications, Comcast expects:

     o    Cable and consolidated revenue growth between 9 - 10%

     o    Cable Operating Cash Flow growth between 10 - 11%*

     o Cable capital expenditures to be consistent with 2005 at approximately $165 per basic cable subscriber

     o    Total Revenue Generating Unit additions of at least 3.5 million

     o Consolidated Operating Cash Flow growth of between 9 - 10%*, reflecting continuing investment in our Content businesses

     o Conversion of between 25 - 30% of consolidated Operating Cash Flow into Free Cash Flow**

* Includes the impact of expensing stock options in 2005 and 2006. The impact on Operating Cash Flow for 2005 had we expensed stock options would have been an incremental expense of approximately $166 million, including $117 million at Comcast Cable (see Table 7-A).

** Beginning in 2006, we are changing the definition of Free Cash Flow to mean "Net Cash Provided by Operating Activities From Continuing Operations" (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and increased by any payments related to certain non-operating items, net of estimated tax benefits, (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies). Please see Table 7-A for further details.

                                       ###

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast's periodic and other reports filed with the Securities and Exchange Commission for a description of such risks and uncertainties.

In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered "non-GAAP financial measures" under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanation and reconciliation provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

                                       ###

Comcast Corporation will host a conference call with the financial community today February 2, 2006 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on February 2, 2006. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 4216292. A telephone replay will begin immediately following the call until February 3, 2006 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 4216292. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to e-mail alerts.

About Comcast:
Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is the nation's leading provider of cable, entertainment and communications products and services. With 21.4 million cable customers, 8.5 million high-speed Internet customers, and 1.3 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

The Company's content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, OLN, G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. The Company also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

                               COMCAST CORPORATION
                                     TABLE 1
           Condensed Consolidated Statement of Operations (Unaudited)
                  (amounts in millions, except per share data)

                                                      Three Months Ended        Twelve Months Ended
                                                          December 31,              December 31,
                                                    -----------------------   -----------------------
                                                       2005         2004         2005         2004
                                                    ----------   ----------   ----------   ----------
Revenues                                            $    5,716   $    5,235   $   22,255   $   20,307

     Operating expenses                                  2,061        1,962        7,969        7,462
     Selling, general and administrative expenses        1,500        1,287        5,793        5,314
                                                         3,561        3,249       13,762       12,776
Operating Cash Flow                                      2,155        1,986        8,493        7,531

     Depreciation expense                                  951          940        3,630        3,420
     Amortization expense                                  311          335        1,173        1,203
                                                         1,262        1,275        4,803        4,623
Operating Income                                           893          711        3,690        2,908

Other Income (Expense)
     Interest expense                                     (462)        (457)      (1,796)      (1,876)
     Investment income, net                                 53          241           89          472
     Equity in net losses of affiliates                    (25)         (22)         (47)         (88)
     Other income (expense)                                  5          312          (56)         394
                                                          (429)          74       (1,810)      (1,098)
Income before Income Taxes
    and Minority Interest                                  464          785        1,880        1,810

Income tax expense                                        (319)        (360)        (933)        (826)

Income Before Minority Interest                            145          425          947          984

Minority interest                                          (12)          (2)         (19)         (14)

Net Income                                          $      133   $      423   $      928   $      970

   Net Income per common share                      $     0.06   $     0.19   $     0.42   $     0.43

Basic weighted average number of common shares           2,169        2,218        2,197        2,240

Diluted weighted average number of common shares         2,179        2,229        2,208        2,250

                               COMCAST CORPORATION
                                     TABLE 2
                Condensed Consolidated Balance Sheet (Unaudited)
                              (dollars in millions)

                                                                           December 31,   December 31,
                                                                               2005           2004
                                                                           ------------   ------------
ASSETS

  CURRENT ASSETS
        Cash and cash equivalents                                          $        693   $        452
        Investments                                                                 148          1,555
        Accounts receivable, net                                                  1,060            959
        Other current assets                                                        693            569
            Total current assets                                                  2,594          3,535

  INVESTMENTS                                                                    12,682         12,812

  PROPERTY AND EQUIPMENT, net                                                    18,769         18,711

  FRANCHISE RIGHTS                                                               51,090         51,071

  GOODWILL                                                                       14,218         14,020

  OTHER INTANGIBLE ASSETS, net                                                    3,160          3,851

  OTHER NONCURRENT ASSETS, net                                                      633            694
                                                                           $    103,146   $    104,694

LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES
        Accounts payable and accrued expenses related to trade creditors   $      2,033   $      2,041
        Accrued expenses and other current liabilities                            2,545          2,735
        Deferred income taxes                                                         2            360
        Current portion of long-term debt                                         1,689          3,499
            Total current liabilities                                             6,269          8,635

       LONG-TERM DEBT, less current portion                                      21,682         20,093

  DEFERRED INCOME TAXES                                                          27,370         26,815

  OTHER NONCURRENT LIABILITIES                                                    6,949          7,261

  MINORITY INTEREST                                                                 657            468

  STOCKHOLDERS' EQUITY                                                           40,219         41,422
                                                                           $    103,146   $    104,694

                               COMCAST CORPORATION

                                     TABLE 3
           Condensed Consolidated Statement of Cash Flows (Unaudited)
                              (dollars in millions)

                                                                               Twelve Months Ended
                                                                                   December 31,
                                                                           ---------------------------
                                                                               2005           2004
                                                                           ------------   ------------
OPERATING ACTIVITIES
      Net cash provided by operating activities                                  $4,922         $5,930
                                                                           ------------   ------------
FINANCING ACTIVITIES
   Proceeds from borrowings                                                       3,978          1,030
   Retirements and repayments of debt                                            (2,706)        (2,323)
   Repurchases of common stock and stock options                                 (2,313)        (1,361)
   Issuances of common stock                                                         93            113
   Other, net                                                                        15             25
                                                                           ------------   ------------
      Net cash used in financing activities                                        (933)        (2,516)
                                                                           ------------   ------------
INVESTING ACTIVITIES
   Capital expenditures                                                          (3,621)        (3,660)
   Proceeds from sales and restructuring of investments                             861            228
   Purchases of investments                                                        (306)          (156)
   Acquisitions, net of cash acquired                                              (199)          (296)
   Cash paid for intangible assets                                                 (281)          (615)
   Purchases of short-term investments, net                                         (86)           (13)
   Proceeds from settlement of contract of acquired company                           -             26
   Other, net                                                                      (116)           (26)
                                                                           ------------   ------------
      Net cash used in investing activities                                      (3,748)        (4,512)
                                                                           ------------   ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    241         (1,098)

CASH AND CASH EQUIVALENTS, beginning of period                                      452          1,550
                                                                           ------------   ------------
CASH AND CASH EQUIVALENTS, end of period                                           $693           $452
                                                                           ============   ============

                                     TABLE 4
                  Calculation of Free Cash Flow (Unaudited) (1)
                              (dollars in millions)

                                                                         Three Months Ended       Twelve Months Ended
                                                                            December 31,              December 31,
                                                                      -----------------------   -----------------------
                                                                         2005         2004         2005         2004
                                                                      ----------   ----------   ----------   ----------
Operating Cash Flow                                                   $    2,155   $    1,986   $    8,493   $    7,531
Interest, Net (2)                                                            410          420        1,653        1,729
Cash Paid for Income Taxes (3)                                               178           16          653          205
Capital Expenditures                                                         868        1,050        3,621        3,660
                                                                      ----------   ----------   ----------   ----------
FREE CASH FLOW                                                        $      699   $      500   $    2,566   $    1,937
                                                                      ==========   ==========   ==========   ==========

Changes in Working Capital and Other Items (4)                              (585)         (55)      (1,265)         333
                                                                      ----------   ----------   ----------   ----------
Net Cash Provided by Operating Activities Less Capital Expenditures   $      114   $      445   $    1,301   $    2,270
                                                                      ----------   ----------   ----------   ----------

(1) Free Cash Flow (as presented above) is defined as Operating Cash Flow less net interest, cash paid for income taxes, and capital expenditures. It is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible and other noncurrent assets, acquisitions and investments. Cash payments for intangible assets include long-term technology license agreements including computer software and long-term contract rights to service multi-dwelling properties. For the twelve months ended December 31, 2005, cash payments for intangible assets of $281 million included licenses and software intangibles of $174 million and multiple dwelling unit contracts of $68 million. For the twelve months ended December 31, 2004, cash payments for intangible assets of $615 million included a long-term strategic license agreement with Gemstar of approximately $250 million, other licenses and software intangibles of $161 million and multiple dwelling unit contracts of $177 million. For the twelve months ended December 31, 2005, cash payments for acquisitions and investments totaling $505 million included MGM Inc., Liberate Technologies, and MetaTV. In 2004, cash payments for acquisitions and investments totaling $452 million primarily related to the acquisition of TechTV.

(2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(3) Cash paid for income taxes excludes $490 million related to AT&T Broadband income taxes and related interest, net of estimated tax benefit.

(4) Free Cash Flow excludes amounts necessary to reconcile Free Cash Flow to "Net Cash Provided by Operating Activities Less Capital Expenditures." For the twelve months ended December 31, 2005, this amount includes $994 million in cash payments for liabilities incurred as part of the acquisition of AT&T Broadband, including $220 million in payments representing our share of the settlement payments related to certain AT&T litigation and $557 million related to AT&T Broadband income tax related payments. For the twelve months ended December 31, 2004, this amount includes proceeds of $680 million related to the exchange/sale of Liberty Media and Liberty Media International stock and income tax refunds of $591 million offset by $515 million in cash payments for liabilities recorded as part of the acquisition of AT&T Broadband. For the three months ended December 31, 2005, this amount includes $576 million in cash payments for liabilities incurred as part of the acquisition of AT&T Broadband including $557 million related to AT&T Broadband income tax related payments. For the three months ended December 31, 2004, this amount includes $244 million in cash payments for liabilities recorded as part of the acquisition of AT&T Broadband.

                               COMCAST CORPORATION
                                     TABLE 5
          Pro Forma Financial Data by Business Segment (Unaudited) (1)
                              (dollars in millions)

                                                                                    Corporate
                                                                                       and
                                                       Cable (2)    Content (3)      Other (4)       Total
                                                     ------------   ------------   ------------   ------------
Three Months Ended December 31, 2005
Revenues                                             $      5,408   $        235   $         73   $      5,716
Operating Cash Flow                                  $      2,172   $         35   $        (52)  $      2,155
Operating Income (Loss)                              $        967   $         (8)  $        (66)  $        893
Operating Cash Flow Margin                                   40.2%          15.0%            NM           37.7%
Capital Expenditures (5)                             $        849   $          5   $         14   $        868

Three Months Ended December 31, 2004
Revenues                                             $      4,987   $        205   $         43   $      5,235
Operating Cash Flow                                  $      1,974   $         57   $        (45)  $      1,986
Operating Income (Loss)                              $        771   $         11   $        (71)  $        711
Operating Cash Flow Margin                                   39.6%          27.6%            NM           37.9%
Capital Expenditures (5)                             $      1,044   $          3   $          3   $      1,050

Twelve Months Ended December 31, 2005
Revenues                                             $     21,158   $        919   $        178   $     22,255
Operating Cash Flow                                  $      8,458   $        283   $       (248)  $      8,493
Operating Income (Loss)                              $      3,860   $        128   $       (298)  $      3,690
Operating Cash Flow Margin                                   40.0%          30.8%            NM           38.2%
Capital Expenditures (5)                             $      3,567   $         16   $         38   $      3,621

Twelve Months Ended December 31, 2004
Revenues                                             $     19,321   $        787   $        204   $     20,312
Operating Cash Flow                                  $      7,473   $        265   $       (205)  $      7,533
Operating Income (Loss)                              $      3,098   $        103   $       (291)  $      2,910
Operating Cash Flow Margin                                   38.7%          33.6%            NM           37.1%
Capital Expenditures (5)                             $      3,622   $         17   $         21   $      3,660

(1) See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's annual report on Form 10-K. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004.

(3) Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, OLN, G4 and AZN Television.

(4) Corporate and Other includes Comcast-Spectacor, Corporate activities and all other businesses not presented in the Cable or Content segments and elimination entries. Beginning in the third quarter of 2004, Comcast-Spectacor includes the operating results of its investment in a sports-event related business.

(5) Our Cable segment's capital expenditures are comprised of the following categories:

                                                                                        FY             FY
                                                         4Q05          4Q04            2005           2004
                                                     ------------   ------------   ------------   ------------
New Service Offerings
    Customer Premise Equipment (CPE)                 $        460   $        523   $      1,876   $      1,545
    Scalable Infrastructure                                   197            178            837            561
                                                              657            701          2,713          2,106
Recurring Capital Projects
    Line Extensions                                            75             86            303            311
    Support Capital                                            72             93            286            303
                                                              147            179            589            614

Upgrades                                                       45            164            265            902
Total                                                $        849   $      1,044   $      3,567   $      3,622

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

                               COMCAST CORPORATION
                                     TABLE 6
          Pro Forma Data - Cable Segment Components (Unaudited) (1) (2)
         (dollars in millions, except per subscriber and per unit data)

                                                         Three Months Ended            Twelve Months Ended
                                                             December 31,                   December 31,
                                                     ---------------------------   ---------------------------
                                                         2005           2004           2005           2004
                                                     ------------   ------------   ------------   ------------
Revenues:
Video (3)                                            $      3,426   $      3,242   $     13,635   $     12,897
High-Speed Internet                                         1,059            855          3,986          3,124
Phone                                                         173            173            687            701
Advertising                                                   368            369          1,359          1,287
Other (4)                                                     212            185            811            666
Franchise Fees                                                170            163            680            646
Total Revenues                                       $      5,408   $      4,987   $     21,158   $     19,321

Programming Expense                                                                $      4,371   $      4,149

Operating Cash Flow                                  $      2,172   $      1,974   $      8,458   $      7,473
Operating Income                                     $        967   $        771   $      3,860   $      3,098
Operating Cash Flow Margin                                   40.2%          39.6%          40.0%          38.7%
Capital Expenditures                                 $        849   $      1,044   $      3,567   $      3,622
Operating Cash Flow, Net of Capital Expenditures     $      1,323   $        930   $      4,891   $      3,851
Capital Expenditures per Basic Subscriber                                          $        166   $        168
Capital Expenditures per Revenue Generating Unit                                   $         87   $         94

                                                         4Q05           4Q04           3Q05
                                                     ------------   ------------   ------------
Video
Homes Passed (000's)                                       41,600         40,800         41,400
Basic Subscribers (000's)                                  21,449         21,561         21,409
Basic Penetration                                            51.5%          52.8%          51.8%
Quarterly Net Basic Subscriber Additions (000's)               40             60            (46)

Digital Subscribers (000's)                                 9,789          8,656          9,447
Digital Penetration                                          45.6%          40.1%          44.1%
Quarterly Net Digital Subscriber Additions (000's)            342            251            307
Digital Set-Top Boxes                                      15,052         12,960         14,398

Monthly Average Video Revenue per Basic Subscriber   $      53.29   $      50.19   $      52.98
Monthly Average Total Revenue per Basic Subscriber   $      84.12   $      77.24   $      82.70

High-Speed Internet
"Available" Homes (000's)                                  41,249         40,010         40,980
Subscribers (000's)                                         8,520          6,994          8,142
Penetration                                                  20.7%          17.5%          19.9%
Quarterly Net Subscriber Additions (000's)                    378            438            437
Monthly Average Revenue per Subscriber               $      42.39   $      42.06   $      42.88

Phone
"Available" Homes (000's) (5)                              21,378         10,437         16,524
Subscribers (000's)                                         1,321          1,223          1,242
Penetration                                                   6.2%          11.7%           7.5%
Quarterly Net Subscriber Additions (000's)                     79             10             12
Monthly Average Revenue per Subscriber               $      45.19   $      47.30   $      46.03

Total Revenue Generating Units (000's) (6)                 41,079         38,434         40,240
Quarterly Net Additions                                       839            759            710

(1) See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial and subscriber data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004. Pro forma subscriber data also includes 85,000 subscribers acquired in various small acquisitions during the periods presented. The impact of these acquisitions on our segment operating results was not material.

(3) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

(4) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5) Available homes includes circuit switched and Comcast Digital Voice homes.

(6) The sum total of all basic video, digital video, high-speed Internet and phone subscribers, excluding additional outlets.

                               COMCAST CORPORATION

                                     TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets and gains or losses from the sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non- GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, has been defined as Operating Cash Flow less net interest, cash paid for income taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible and other non-current assets which are detailed in our quarterly and annual reports on Forms 10Q/K. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Free Cash Flow is accrual-based and may not be comparable to similar measures used by other companies. Beginning in 2006, we are changing the definition of Free Cash Flow to mean "Net Cash Provided by Operating Activities From Continuing Operations" (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and increased by any payments related to certain non-operating items, net of estimated tax benefits (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies).

Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.

Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.

                               COMCAST CORPORATION
                                    TABLE 7-A
       Reconciliation of Historical and Pro Forma Data by Business Segment
                                 (Unaudited) (1)
                              (dollars in millions)

                                                                 Historical                                Adjustments (1)
                                               ------------------------------------------------   ---------------------------------
                                                                          Corporate                          Corporate
Three Months Ended December 31, 2004              Cable       Content     and Other     Total      Cable     and Other    Pro forma
------------------------------------------     ----------   ----------   ----------   ---------   --------   ---------   ----------
Revenues                                       $    4,987   $      205   $       43   $   5,235          -           -   $    5,235
Operating Expenses (excluding depreciation
 and amortization)                                  3,013          148           88       3,249          -           -        3,249
Operating Cash Flow                            $    1,974   $       57   $      (45)  $   1,986          -           -   $    1,986
Depreciation and amortization                       1,203           46           26       1,275          -           -        1,275
Operating Income (loss)                        $      771   $       11   $      (71)  $     711          -           -   $      711
Capital expenditures                           $    1,044   $        3   $        3   $   1,050          -           -   $    1,050

                                                                          Corporate                          Corporate
Twleve Months Ended December 31, 2004             Cable       Content     and Other     Total      Cable     and Other    Pro forma
------------------------------------------     ----------   ----------   ----------   ---------   --------   ---------   ----------
Revenues                                       $   19,316   $      787   $      204   $  20,307   $      5           -   $   20,312
Operating expenses (excluding depreciation
 and amortization)                                 11,845          522          409      12,776          3           -       12,779
Operating Cash Flow                            $    7,471   $      265   $     (205)  $   7,531   $      2           -   $    7,533
Depreciation and amortization                       4,375          162           86       4,623          -           -        4,623
Operating Income (loss)                        $    3,096   $      103   $     (291)  $   2,908   $      2           -   $    2,910
Capital expenditures                           $    3,622   $       17   $       21   $   3,660          -           -   $    3,660

       Reconciliation of Operating Cash Flow to Free Cash Flow (Unaudited)
                              (dollars in millions)

                                                 Three Months Ended                         Twelve Months Ended
                                                    December 31,                               December 31,
                                      -----------------------------------------   -----------------------------------------
                                             2005                  2004                  2005                  2004
                                      -------------------   -------------------   -------------------   -------------------
Operating Cash Flow                   $  2,155   $  2,155   $  1,986   $  1,986   $  8,493   $  8,493   $  7,531   $  7,531
Less:
  Interest, net (2)                       (410)      (410)      (420)      (420)    (1,653)    (1,653)    (1,729)    (1,729)
  Cash Paid for Income Taxes              (178)      (178)       (16)       (16)      (653)      (653)      (205)      (205)
  Change in Operating Assets and
   Liabilities, net of acquisitions       (693)                 (220)               (1,022)                 (331)
  Other (3)                                108                   165                  (243)                  664
Net Cash Provided by Operating
 Activities                           $    982              $  1,495              $  4,922              $  5,930
  Less: Capital Expenditures                         (868)               (1,050)               (3,621)               (3,660)
Free Cash Flow                                   $    699              $    500              $  2,566              $  1,937

                   Reconciliation of 2006 Outlook (Unaudited)
                              (dollars in millions)

                                                                                     CONSOLIDATED
                                                   --------------------------------------------------------------------------------
                                                                  Year Ended                         As
                                                               December 31, 2005   FAS123R (4)    Adjusted           Outlook
                                                               -----------------   -----------   ----------  ----------------------
Reconciliation of Operating Income to
Operating Cash Flow:
  Operating Income                                                $     3,690     $      (166)  $    3,524
  Depreciation and Amortization                                         4,803               -        4,803
  Operating Cash Flow                                             $     8,493     $      (166)  $    8,327  Growth between 9 - 10%

Reconciliation of Net Cash Provided by
Operating Activities to Free Cash Flow
  Net Cash provided by Operating Activities                       $     4,922
  Capital Expenditures                                                 (3,621)
  Cash Paid for Intangible Assets                                        (281)
    Payments related to AT&T Broadband litigation          220
    Income Tax Payments related to AT&T Broadband          557
    Tax Payments on Investment Sales                       431
    Less:  Tax Benefit                                    (146)
  Non-Operating Items, net of tax                                       1,062
  Free Cash Flow  *                                               $     2,082  Conversion of between 25% to 30% of Operating
                                                                               Cash Flow

                                                                                        CABLE
                                                   --------------------------------------------------------------------------------
                                                      Year Ended                                    As
                                                   December 31, 2005               FAS123R (4)    Adjusted           Outlook
                                                   -----------------               -----------   ----------  ----------------------
Reconciliation of Operating Income to
Operating Cash Flow:
  Operating Income                                 $           3,860               $      (117)  $    3,743
  Depreciation and Amortization                                4,598                         -        4,598
  Operating Cash Flow                              $           8,458               $      (117)  $    8,341  Growth between 10 - 11%

Reconciliation of Net Cash Provided by
Operating Activities to Free Cash Flow
  Net Cash provided by Operating Activities
  Capital Expenditures
  Cash Paid for Intangible Assets
    Payments related to AT&T Broadband litigation
    Income Tax Payments related to AT&T Broadband
    Tax Payments on Investment Sales
    Less:  Tax Benefit
  Non-Operating Items, net of tax
   Free Cash Flow  *

*   Free Cash Flow Definition Beginning in 2006 (see table 7)

(1) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. There were no pro forma adjustments to the three and twelve months ending December 31, 2005. Minor differences may exist due to rounding.

(2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(3) Includes non-cash interest expense included in Operating Cash Flow, cash related to other (income) expense, dividends, and the net effect of changes in accrued income taxes.

(4) The impact on Operating Cash Flow for 2005, under the provisions of SFAS No. 123 (predecessor to SFAS No. 123R), is an incremental expense of approximately $166 million, including $117 million at Comcast Cable.

                               COMCAST CORPORATION
                                    TABLE 7-B
         Reconciliation of Net Income to Adjusted Net Income (Unaudited)
                  (dollars in millions, except per share data)

                                                      Three Months Ended                          Twelve Months Ended
                                                          December 31,                                December 31,
                                           -----------------------------------------   -----------------------------------------
                                                  2005                  2004                  2005                  2004
                                           -------------------   -------------------   -------------------   -------------------
                                              $        EPS (2)      $       EPS (2)       $       EPS (2)       $       EPS (2)
                                           --------   --------   --------   --------   --------   --------   --------   --------
Net Income                                 $    133   $   0.06   $    423   $   0.19   $    928   $   0.42   $    970   $   0.43
Adjustments:
  Investment income                             (53)                 (241)                  (89)                 (472)
  Other income (expense)                         (5)                 (312)                   56                  (394)
  Tax effect of adjustments (at 40%) and
   refinement of effective tax rate             111                   221                    13                   346
                                           --------   --------   --------   --------   --------   --------   --------   --------
Adjusted Net Income (1)                    $    186   $   0.09   $     91   $   0.04   $    908   $   0.41   $    450   $   0.20

(1) Adjusted Net Income excludes Investment Income and Other Income (as presented in our Consolidated Statement of Operations), net of a 40% income tax rate and excludes in the fourth quarter of 2005 a refinement to our effective tax rate.

(2) Based on diluted average number of common shares for the respective periods as presented in Table 1.

               Reconciliation of 2005 Content Segment (Unaudited)
                              (dollars in millions)

                                                 Three Months Ended
                                                    December 31,
                                           ------------------------------
                                             2005       2004     Growth %
                                           --------   --------   --------
Content Operating Cash Flow                $     35   $     57      (37.9%)
NHL impact                                       22          -         NM
                                           --------   --------   --------
Content excluding NHL                      $     57   $     57        1.2%

                                                 Twelve Months Ended
                                                    December 31,
                                           ------------------------------
                                             2005       2004     Growth %
                                           --------   --------   --------
Content Operating Cash Flow                $    283   $    265        7.0%
NHL impact                                       22          -         NM
                                           --------   --------   --------
Content excluding NHL                      $    305   $    265       15.3%

    Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                              (dollars in millions)

                                               December 31,
                                           -------------------
                                             2005       2004
                                           --------   --------
Current portion of long-term debt          $  1,689   $  3,499
Long-term debt                               21,682     20,093
                                           --------   --------
Total Debt                                 $ 23,371   $ 23,592
Exchangeable Debt                                46      1,699
                                           --------   --------
Debt excluding exchangeables               $ 23,325   $ 21,893
                                           ========   ========

  Reconciliation of Operating Cash Flow Excluding Hurricane Impact (Unaudited)
                             (dollars in millions)

                                                Three Months Ended
                                                    December 31,
                                           ------------------------------
                                             2005       2004     Growth %
                                           --------   --------   --------
Cable Operating Cash Flow                  $  2,172   $  1,974       10.1%
Hurricane impact                                 48          9         NM
                                           --------   --------   --------
Cable excluding hurricane impact           $  2,220   $  1,983       11.9%
Content                                          35         57      (37.9%)
Other                                           (53)       (44)      18.1%
                                           --------   --------   --------
Total Comcast excluding
 hurricane impact                          $  2,202   $  1,996       10.3%

                                                Twelve Months Ended
                                                    December 31,
                                           ------------------------------
                                             2005       2004     Growth %
                                           --------   --------   --------
Cable Operating Cash Flow                  $  8,458   $  7,473       13.2%
Hurricane impact                                 60         20         NM
                                           --------   --------   --------
Cable excluding hurricane impact           $  8,518   $  7,493       13.7%
Content                                         283        265        7.0%
Other                                          (249)      (204)     (21.7%)
                                           --------   --------   --------
Total Comcast excluding
 hurricane impact                          $  8,552   $  7,554       13.2%